Exhibit 10.1

LEASE

by and between

PRACVEST, LC,

a Utah limited liability company,

as Landlord

and

CYBERSOURCE CORPORATION,

a Delaware corporation,

as Tenant

for space

Suite #100

Building #6, UVBP

808 East Utah Valley Drive

in

AMERICAN FORK CITY, UTAH

PRACVEST, LC - AMERICAN FORK CITY, UTAH

LEASE AGREEMENT

ARTICLE I. BASIC LEASE PROVISIONS; ENUMERATION OF EXHIBITS

SECTION 1.01 BASIC LEASE PROVISIONS

(A)	DATE: December 14 ,2007

(B)	LANDLORD: PRACVEST, LC, a Utah limited liability company

(C)	ADDRESS OF LANDLORD FOR NOTICES (Section 16.01): 2733 East Parleys Way, Suite 300, Salt Lake City, UT 84109.

(D)	TENANT: CyberSource Corporation a Delaware corporation (Tax ID: 77-0472961)

(E)	ADDRESS OF TENANT FOR NOTICES (Section 16.01): CyberSource Corporation HO, 1295 Charleston Rd., Mountain View, CA 94043

(F)	PERMITTED USES (Section 7.01): General office use.

(G)	TENANT’S TRADE NAME (Exhibit “E” - Sign Criteria): CyberSource

(H)	BUILDING (Section 2.01): Building #6 located at 808 East Utah Valley Drive, American Fork, Utah 84003, Utah County, State of Utah.

(I)	PREMISES (Section 2.01): That entire building at the address set forth hereinabove consisting of approximately 39,756 square feet of gross rentable area.

(J)	DELIVERY OF POSSESSION (Section 5.03): Preliminary Term begins on Delivery of Possession, which is estimated to be upon full and final execution of the lease (Section 4.03).

(K)	RENTAL TERM, COMMENCEMENT AND EXPIRATION DATE (Sections 4.01 & 4.02): The Rental Term shall commence on the earlier of (a) February 15, 2008 or (b) the date Tenant opens for business at the Leased Premises, and shall be for a period of five (5) full Lease Years ending March 31, 2013. If commencement is delayed past February 15, 2008, the ending date shall be accordingly delayed to the last day of the month reflecting five (5) full Lease Years plus the initial fractional calendar month.

(L)	BASE MONTHLY RENT (Section 3.01); Fifty-Two Thousand Four Hundred Eleven and 66/100 Dollars ($52,411.66) per calendar month.

(M)	ESCALATIONS IN BASE MONTHLY RENT (Section 3.02): During the Rental Term, Base Monthly Rent shall escalate as follows:

$53,984.01 monthly, commencing on the 1st day of the 13th full month following the Rental Commencement Date;

$55,603.53 monthly, commencing on the 1st day of the 25th full month following the Rental Commencement Date;

$57,271.64 monthly, commencing on the 1st day of the 37th full month following the Rental Commencement Date;

$58,989.79 monthly, commencing on the 1st day of the 49th full month following the Rental Commencement Date.

(N)	LANDLORD’S SHARE OF OPERATING EXPENSES (Section 3.03): Landlord shall pay Operating Expenses as set forth in Section 1.01 (P) herein below for the duration of the Rental Term.

(O)	TENANT’S PRO RATA SHARE OF OPERATING EXPENSES (Section 3.03): Not applicable.

(P)	RESPONSIBILITY FOR UTILITIES AND SERVICES: Subject to the provisions of Section 3.03, this Lease provides that the utilities and services shall be paid by the party shown below:

Heat:	Tenant	Real Property Taxes:	Landlord
Water:	Tenant	Personal Property Taxes:	Tenant
Telephone:	Tenant	Janitorial:	Tenant
Electricity:	Tenant	Building Casualty Insurance:	Landlord
Common Area Maintenance:	Landlord	Personal Property Insurance:	Tenant
Liability Insurance-Premises:	Tenant	Liability Ins.-Common Area:	Landlord

Landlord shall arrange for utility services for Premises except that telephone, gas, sewer and water, and electrical services shall be contracted for directly by Tenant.

(Q)	EXCESS HOUR UTILITY CHARGES AND HOURS OF OPERATION (Section 12.03): Intentionally omitted.

(R)	TENANT PARKING: Landlord covenants that Tenant’s employees, contractors, visitors, and invitees, shall be permitted to park within the area designated on Exhibit “A”, attached hereto and by this reference incorporated herein.

(S)	LANDLORD’S CONTRIBUTION TO TENANT’S WORK (Section 6.02): Landlord shall provide at Landlord’s cost all initial Tenant improvements set forth in Exhibit “C” Landlord and Tenant have agreed to the re-configuration plan for the main floor as shown on Exhibit “A-1” which shows nine (9) new office/conference spaces. Landlord will provide basic space planning and construction drawings at no cost to Tenant.

(T)	PREPAID RENT: Fifty-Two Thousand Four Hundred Eleven and 66/100 Dollars ($52,411.66) which shall be applied to the first installment(s) of Base Monthly Rent due hereunder.

(U)	SECURITY DEPOSIT (Section 26.01): Fifty-Two Thousand and 00/100s Dollars ($52,000.00).

(V)	FIRST RIGHT OF REFUSAL: Not Applicable.

(W)	RENT WAIVER: Notwithstanding any provision of this Lease to the contrary, Landlord shall waive Tenant’s Fixed Minimum Rent for the first two months of the Rental Term.

(X)	GUARANTOR(S): Intentionally omitted.

(Y)	GUARANTOR’S ADDRESS: Intentionally omitted.

(Z)	LANDLORD FURNITURE, FIXTURES, AND EQUIPMENT: Except for the reconfiguration required of Landlord pursuant to Section 1.01(S) and the Tenant Improvements to be constructed by Landlord in accordance with Exhibit C, Tenant accepts the space in “as is” condition. Tenant shall have the right to use fixtures, and equipment in place within the Premises. Tenant shall have the right to use or replace the furniture within the Premises. Tenant shall carefully use (excepting reasonable wear and tear) said furniture, fixtures, and equipment. Landlord shall not have any obligation to replace any worn-out furniture, fixtures, and equipment. Furniture and equipment shall remain in Premises unless authorized in writing by Landlord. A general list of existing furniture, fixtures, and equipment is attached as Exhibit “G”.

(AA)	OPTION TO RENEW (Section 28.01): Provided Tenant is not, and has not been in default under any of the terms and conditions contained herein beyond any applicable periods of cure, Tenant shall have one (1) additional consecutive five (5) year option to renew. The option shall only be exercised by the Tenant delivering notice thereof to the Landlord not less than one hundred eighty (180) days prior to the expiration of the original term or first option term, as applicable. Minimum rent for the option periods shall be as follows:

Option Period	Monthly
Year 6	$60,759.48
Year 7	$62,582.27
Year 8	$64,459.74
Year 9	$66,393.53
Year 10	$68,385.33

(BB)	LANDLORD’S CONTRIBUTION TO TENANT’S WORK (Exhibit “C-1”): Landlord shall contribute an amount not to exceed Forty Thousand and 00/100 Dollars ($40,000.00) toward Tenant’s cost of network cabling improvements in the Leased Premises, to be paid within thirty (30) days after the completion of Tenant’s Work. Tenant shall submit to Landlord a written request for payment of Landlord’s contribution as set forth herein, together with commercially reasonable evidence of the fact that it has completed all of Tenant’s work. Such evidence to be provided by Tenant shall include, but not be limited to, lien waivers from all contractors and subcontractors who have performed Tenant’s Work together with additional lien waivers from any supplier which has provided materials utilized in Tenant’s Work with a total aggregate value of more than $1,000.00.

SECTION 1.02 SIGNIFICANCE OF A BASIC LEASE PROVISION. The foregoing provisions of Section 1.01 summarize for convenience only certain fundamental terms of the Lease delineated more fully in the Articles and Sections referenced therein. In the event of a conflict between the provisions of Section 1.01 and the balance of the Lease, the latter shall control.

SECTION 1.03 ENUMERATION OF EXHIBITS. The exhibits enumerated in this Section and attached to this Lease are incorporated in the Lease by this reference and are to be construed as a part of the Lease.

EXHIBIT “A”	-	SITE PLAN
EXHIBIT “A-1	-	LEASE PLAN
EXHIBIT “B”	-	LEGAL DESCRIPTION(S)
EXHIBIT “C”	-	LANDLORD’S WORK
EXHIBIT “C-1”	-	LANDLORD’S CONTRIBUTION TO TENANT WORK
EXHIBIT “D”	-	TENANT’S WORK
EXHIBIT “E”	-	SIGN CRITERIA
EXHIBIT “F”	-	INITIAL RULES AND REGULATIONS
EXHIBIT “G”	-	FURNITURE, FIXTURES, AND EQUIPMENT

ARTICLE II. GRANT AND PREMISES

SECTION 2.01 PREMISES. In consideration for the rent to be paid and covenants to be performed by Tenant, Landlord hereby leases to Tenant, and Tenant leases from Landlord for the Term and upon the terms and conditions herein set forth premises described in Section 1.01 (I) (hereinafter referred to as the “Premises” or “Leased Premises”), located in an office building development referred to in Section 1.01(H) (hereinafter referred to as the “Building”). The legal description for the property on which the Building is located is attached hereto as Exhibit “B”. Gross rentable area measurements herein specified are from the exterior of the perimeter walls of the building to the center of the interior walls. In addition, the percentage set forth in Section 1.01 (I) is the portion of the gross rentable area attributable to Tenant’s proportionate share of common hallways, restrooms, etc. in the building.

The exterior walls and roof of the Premises and the areas beneath said Premises are not demised hereunder and the use thereof together with the right to install, maintain, use, repair, and replace pipes, ducts, conduits, and wires leading through the Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of the building or buildings are hereby reserved to Landlord. Landlord reserves (a) such access rights through the Premises as may be reasonably necessary to enable access by Landlord to the balance of the building and reserved areas and elements as set forth above; and (b) the right to install or maintain meters on the Premises to monitor use of utilities. In exercising such rights, Landlord will use reasonable efforts so as to not commit waste upon the Premises and as far as practicable to minimize annoyance, interference or damage to Tenant when making modifications, additions or repairs.

Subject to the provisions of Article VIII and Section 27.11, Tenant and its customers, agents and invitees have the right to the non-exclusive use, in common with others of such unreserved automobile parking spaces, driveways, footways, and other facilities designated for common use within the Building, except that with respect to non-exclusive areas, Tenant shall cause its employees to park their cars only in areas specifically designated from time to time by Landlord for that purpose and shall be responsible for ensuring that its employees do not park in “visitor” or other restricted parking areas. Tenant shall be entitled to the use of parking spaces in accordance with the provisions of Section 1.01 (R).

ARTICLE III. RENT

SECTION 3.01 BASE MONTHLY RENT. Tenant agrees to pay to Landlord the Base Monthly Rent set forth in Section 1.01 (L) at such place as Landlord may designate, without prior demand therefor, without offset or deduction and in advance on or before the first day of each calendar month during the Rental Term, commencing on the Rental Commencement Date. In the event the Rental Commencement Date occurs on a day other than the first day of a calendar month, then the Base Monthly Rent to be paid on the Rental Commencement Date shall include both the Base Monthly Rent for the first full calendar month occurring after the Rental Commencement Date, plus the Base Monthly Rent for the initial fractional calendar month prorated on a per-diem basis (based upon a thirty (30) day month).

SECTION 3.02 ESCALATION. As set forth in Section 1.01 (M).

SECTION 3.03 TENANT’S SHARE OF OPERATING EXPENSES. Tenant shall contract for and pay directly for those operating and utility expenses set forth in Section 1.01 (P).

SECTION 3.04 TAXES.

(a) Landlord shall pay all real property taxes and assessments (all of which are hereinafter collectively referred to as “Taxes”) which are levied against or which apply with respect to the Premises.

(b) Tenant shall prior to delinquency pay all taxes, assessments, charges, and fees which during the Rental Term hereof may be imposed, assessed, or levied by any governmental or public authority against or upon Tenant’s use of the Premises or any inventory, personal property, fixtures or equipment kept or installed, or permitted to be located therein by Tenant.

SECTION 3.05 PAYMENTS. All payments of Base Monthly Rent, additional rent and other payments to be made to Landlord shall be made on a timely basis and shall be payable to Landlord or as Landlord may otherwise designate. All such payments shall be mailed or delivered to Landlord’s principal office set forth in Section 1.01 (C), or at such other place as Landlord may designate from time to time in writing. If mailed, all payments shall be mailed in sufficient time and with adequate postage thereon to be received in Landlord’s account by no later than the due date for such payment. If Tenant shall fail to pay any Base Monthly Rent or any additional rent or any other amounts or charges within fifteen (15) days of when due, Tenant shall pay interest from the due date of such past due amounts to the date of payment, both before and after judgment at a rate equal to the greater of twelve (12%) percent per annum or two (2%) percent over the “prime” or “base” rate charged by Zions First National Bank of Utah or its successor, at the due date of such payment; provided however, that in any case the maximum amount or rate of interest to be charged shall not exceed the maximum non-usurious rate in accordance with applicable law.

ARTICLE IV. RENTAL TERM, COMMENCEMENT DATE & PRELIMINARY TERM

SECTION 4.01 RENTAL TERM. The initial term of this Lease shall be for the period defined as the Rental Term in Section 1.01 (K), plus the partial calendar month, if any, occurring after the Rental Commencement Date (as hereinafter defined) if the Rental Commencement Date occurs other than on the first day of a calendar month. “Lease Year” shall include twelve (12) calendar months, except that first Lease Year will also include any partial calendar month beginning on the Rental Commencement Date.

SECTION 4.02 RENTAL COMMENCEMENT DATE. The Rental Term of this Lease and Tenant’s obligation to pay rent hereunder shall commence as set forth in Section 1.01 (K) (the “Rental Commencement Date”). Within five (5) days after Landlord’s request to do so, Landlord and Tenant shall execute a written affidavit, in recordable form, expressing the Rental Commencement Date and the termination date, which affidavit shall be deemed to be part of this Lease.

SECTION 4.03 PRELIMINARY TERM. The period between the date Tenant enters upon the Premises and the commencement of the Rental Term will be designated as the “preliminary term” during which no Base Monthly Rent shall accrue; however, other covenants and obligations of Tenant shall be in full force and effect. Delivery of possession of the Premises to Tenant as provided in Section 5.03 shall be considered “entry” by Tenant and commencement of “preliminary term”.

ARTICLE V. CONSTRUCTION OF PREMISES

SECTION 5.01 CONSTRUCTION BY LANDLORD. Landlord’s construction obligation shall include Tenant Improvements pursuant to mutually agreed space layout plans and specifications as set forth in Section 1.01 (S) of the Lease and as set forth in Exhibit “C” hereto. After consultation with Tenant, Landlord’s architect shall furnish space planning and related plans and specifications for the Leased Premises at no cost to tenant. It is understood and agreed by Tenant that no minor changes from any plans or specifications which may be necessary during construction of the Premises shall affect or change this Lease or invalidate same.

SECTION 5.02 CHANGES AND ADDITIONS BY LANDLORD. Landlord hereby reserves the right at any time, and from time to time, to make alterations or additions to, and to build additional stories on the Building in which the Premises are contained and to build adjoining the same and to modify the existing parking or other common areas to accommodate additional buildings. Landlord also reserves the right to construct other buildings or improvements in the Building area from time to time, on condition that if the Building area is expanded so as to include any additional buildings, Landlord agrees to create or maintain a parking ratio adequate to meet local laws and ordinances, including the right to add land to the Building or to erect parking structures thereon. Landlord will use commercially reasonable efforts to perform or have performed all such alterations and construction in a manner that is minimally disruptive to Tenant.

SECTION 5.03 DELIVERY OF POSSESSION. Except as hereinafter provided, Landlord agrees to use good faith efforts to deliver the Premises to Tenant in the condition called for in Exhibit “C” as soon as reasonably possible after execution of this Lease. The Premises shall be deemed as ready for delivery when Landlord shall have substantially completed construction of the portion of the said Premises to be occupied exclusively by Tenant, in accordance with Landlord’s obligations set forth in Exhibit “C”. Landlord shall, from time to time during the course of construction, provide information to Tenant concerning the progress of construction of said Premises, and will give written notice to Tenant when said Premises are in fact ready for Tenant’s occupancy. It is agreed that by occupying the Premises as a tenant, Tenant acknowledges that the Premises are in the condition called for hereunder, except for items specifically excepted in writing at date of occupancy as “incomplete”. If Landlord shall be unable to give possession of the Premises by no later than February 15, 2008 because the Landlord’s Work is not substantially completed or because the Premises are not completed and ready for occupancy, then for each day of such delay, Tenant’s Base Monthly Rent will be reduced on a daily, pro-rata basis, provided however, that this provision does not apply if the only remaining items of Landlord’s Work are minor repairs that do not materially interfere with Tenant’s use of the Premises. Notwithstanding the foregoing, the February 15, 2008 deadline for Landlord’s Delivery of Possession shall be extended by one (1) day for each day that the issuance of the required governmental permits is delayed beyond fourteen (14) days following Landlord’s application therefor, and/or for each day in excess of one (1) business day that Landlord is delayed due to the City’s failure to conduct required inspections within one (1) business day of Landlord’s calling therefor. Further, there shall be no reduction in Base Monthly Rent or other penalty in the event that Landlord’s delay in Delivery of Possession is caused by Tenant or Tenant’s contractor.

ARTICLE VI. TENANT’S WORK

SECTION 6.01 TENANT’S INITIAL IMPROVEMENTS. As set forth in Article V hereof, Landlord shall provide at no charge, Tenant’s initial Tenant Improvements as defined in Exhibit “C”. Landlord shall provide at no charge, all space planning, architectural and mechanical drawings required to construct Tenant Improvements including construction drawings stamped by a licensed architect and submitted for approvals and permits. Tenant agrees to cooperate and provide a representative to direct space planning efforts at such times as are requested by Landlord and shall give approvals or rejections of Tenant Improvement plans and specifications within five (5) days after submission by Landlord’s architect. If Tenant fails to timely act as set forth in Article VI, then the time for delivery of possession shall be postponed appropriately. Landlord agrees to use diligence to complete the Landlord’s Work on or before the Rental Commencement Date.

SECTION 6.02 TENANT’S WORK. After construction of Tenant’s Initial Improvements, Tenant shall provide at Tenant’s sole cost and expense additional improvements to the Premises required by Tenant. If such improvements involve relocation of walls or alteration of structural elements or building HVAC, plumbing, electrical, or other building systems and if not already included as tenant Improvements, Tenant shall provide adequate plans and specifications to Landlord and prior to commencing construction shall obtain Landlord’s written approval thereof, which approval shall not be unreasonably withheld. Tenant work shall comply with specifications set forth in Exhibit “D”.

ARTICLE VII. USE

SECTION 7.01 USE OF PREMISES. Tenant shall use and occupy the Premises solely for the purpose of conducting the business indicated in Section 1.01 (F). Tenant shall promptly comply with all present or future laws, ordinances, lawful orders and regulations affecting the Premises and the cleanliness, safety, occupancy and use of same. Tenant shall not make any use of the Premises which will cause cancellation or an increase in the cost of any insurance policy covering the same. Tenant shall not keep or use on the Premises any article, item, or thing which is prohibited by the standard form of fire insurance policy. Tenant shall not commit any waste upon the Premises and shall not conduct or allow any business, activity, or thing on the Premises which is an annoyance or causes damage to Landlord, to other subtenants, occupants, or users of the improvements, or to occupants of the vicinity. Tenant shall not be responsible for compliance with any laws, ordinances, lawful orders and regulations which require (i) structural repairs or modifications; (ii) repairs or modifications to the utility or building service equipment located outside of and not exclusively serving the Premises; or (iii) installation of new building service equipment such as fire detection or suppression equipment, unless such repairs, modification or installations are required due to Tenant’s Work alterations or repairs in the Leased Premises. Landlord represents that the Leased Premises comply with all laws and ordinances as of the Rental Commencement Date.

SECTION 7.02 HAZARDOUS SUBSTANCES.

(a) Landlord shall be responsible for removal of any Hazardous Substances that existed at the Project prior to construction or any that Landlord has or does install at the Premises or Building. After reasonable inquiry, Landlord is not aware of any existing Hazardous Substances within the Project areas.

(b) Tenant shall not use, produce, store, release, dispose or handle in or about the Leased Premises or transfer to or from the Leased Premises (or permit any other party to do such acts) any Hazardous Substance except in compliance with all applicable Environmental Laws. Tenant shall not construct or use any improvements, fixtures or equipment or engage in any act on or about the Leased Premises that would require the procurement of any license or permit pursuant to any Environmental Law. Tenant shall immediately notify Landlord of (i) the existence of any Hazardous Substance on or about the Leased Premises that may be in violation of any Environmental Law (regardless of whether Tenant is responsible for the existence of such Hazardous Substance), (ii) any proceeding or investigation by any governmental authority regarding the presence of any Hazardous Substance on the Leased Premises or the migration thereof to or from any other property, (iii) all claims made or threatened by any third party against Tenant relating to any loss or injury resulting from any Hazardous Substance, or (iv) Tenant’s notification of the National Response Center of any release of a reportable quantity of a Hazardous Substance in or about the Leased Premises. “Environmental Laws” shall mean any federal, state or local statute, ordinance, rule, regulation or guideline pertaining to health, industrial hygiene, or the environment, including without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act; “Hazardous Substance” shall mean all substances, materials and wastes that are or become regulated, or classified as hazardous or toxic, under any Environmental Law. If it is determined that any Hazardous Substance exists on the Leased Premises resulting from any act of Tenant or its employees, agents, contractors, licensees, subtenants or customers, then Tenant shall immediately take necessary action to cause the removal of said substance and shall remove such within ten (10) days after discovery. Notwithstanding the above, if the Hazardous Substance is of a nature that can not be reasonably removed within ten (10) days Tenant shall not be in default if Tenant has commenced to cause such removal and proceeds diligently thereafter to complete removal, except that in all cases, any Hazardous Substance must be removed within sixty (60) days after discovery thereof. Furthermore, notwithstanding the above, if in the good faith judgment of Landlord, the existence of such Hazardous Substance creates an emergency or is of a nature which may result in immediate physical danger to persons at the Property, Landlord may enter upon the Leased Premises and remove such Hazardous Substances and charge the cost thereof to Tenant as Additional Rent.

(c) The party herein responsible for removal of Hazardous Substances shall upon learning of such condition proceed within five (5) days thereafter to commence removal of such Hazardous Substance and shall diligently continue to effect such removal until completion. Removal shall be accomplished in accordance with any applicable safety standards.

ARTICLE VIII. OPERATION AND MAINTENANCE OF COMMON AREAS.

SECTION 8.01 CONSTRUCTION AND CONTROL OF COMMON AREAS. All automobile parking areas, driveways, entrances and exits thereto, and other facilities furnished by Landlord in or near the buildings or Building, including if any, employee parking areas, truck ways, loading docks, mail rooms or mail pickup areas, pedestrian sidewalks and hallways, landscaped areas, retaining walls, stairways, restrooms and other areas and improvements provided by Landlord for the general use in common tenants, their officers, agents, employees and customers, shall at all times be subject to the exclusive control and management of Landlord which shall have the right from time to time to establish, modify and enforce reasonable Rules and Regulations with respect to all facilities and areas mentioned in this Section. The Rules and Regulations will be suitably applied to all Building tenants. Landlord shall have the right to construct, maintain and operate lighting and drainage facilities on or in all said areas and improvements; to police the same, from time to time to change the area, level, location and arrangement of parking areas and other facilities hereinabove referred to; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to close temporarily all or any portion of said areas or facilities to such extent as may, in the opinion of counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to assign “reserved” parking spaces for exclusive use of certain tenants or for customer parking, to discourage non-employee and non-customer parking; and to do and perform such other acts in and to said areas and improvements as, in the exercise of good business judgment, the Landlord shall determine to be advisable with a view toward maintaining of appropriate convenience uses, amenities, and for permitted uses by tenants, their officers, agents, employees and customers. Landlord will operate and maintain the common facilities referred to above in such a manner as it, in its sole discretion, shall determine from time to time. Without limiting the scope of such discretion, Landlord shall have the full right and authority to employ all personnel and to make all Rules and Regulations pertaining to and necessary for the proper operation, security and maintenance of the common areas and facilities. Building and/or project signs, traffic control signs and other signs determined by Landlord to be in best interest of the Building, will be considered part of common area and common facilities.

SECTION 8.02 LICENSE. All common areas and facilities not within the Premises, which Tenant may be permitted to use and occupy, are to be used and occupied under a revocable license, and if the amount of such areas be diminished, Landlord shall not be subject to any liabilities nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such diminution of such areas be deemed constructive or actual eviction, so long as such revocations or diminutions are deemed by Landlord to serve the best interests of the Building.

SECTION 8.03 AUDIT. Intentionally omitted.

ARTICLE IX. ALTERATIONS, SIGNS, LOCKS & KEYS

SECTION 9.01 ALTERATIONS. Except as otherwise provided herein, including without limitation Tenant’s signage rights, Tenant shall not make or suffer to be made any alterations or additions to the Premises or any part thereof without the prior written consent of Landlord. Any additions to, or alterations of the Premises except movable furniture, equipment and trade fixtures shall become a part of the realty and belong to Landlord upon the termination of Tenant’s lease or renewal term or other termination or surrender of the Premises to Landlord.

SECTION 9.02 SIGNS. Subject to prior municipal or required public approvals and to full conformity with Exhibit “E”, Tenant may place, at its own expense, suitable Tenant identification signs on the Premises and/or Building, provided that such sign shall be in the Landlord-approved building location, and that general design conforms to the design and style of other tenant signs on the Buildings and provided that written approval of the sign design and proposed location is obtained in advance from Landlord. If any sign is installed or posted prior to obtaining such approval or which does not conform to the conditions herein specified, Tenant shall be required to remove said sign and repair any damage caused thereby at its sole cost and expense. At the termination of this Lease, Tenant shall remove said sign. Tenant shall repair any damage caused by the installation or removal of any Tenant signs. All work shall be completed in a good and workmanlike manner.

SECTION 9.03 LOCKS AND KEYS. Landlord has installed a card key system for access to the Building and covered parking area and shall issue appropriate card keys to Tenant and Tenant’s authorized employees. Landlord shall initially provide keys for entry doors to the Premises. From time to time, Tenant may change locks or install other locks on doors, but if Tenant does, Tenant must provide Landlord with duplicate keys within twenty four hours after said change or installation. Tenant upon termination of this Lease shall deliver to Landlord all the keys to the Building and Premises including any interior offices, toilet rooms, combinations to built-in safes, etc. which shall have been furnished to or by the Tenant or are in the possession of the Tenant.

ARTICLE X. MAINTENANCE AND REPAIRS; ALTERATIONS; ACCESS

SECTION 10.01 LANDLORD’S OBLIGATION FOR MAINTENANCE. Landlord shall maintain and repair: (1) the areas outside the Premises including hallways, public restrooms, if any, general landscaping, parking areas, driveways and walkways; (2) the Building roof, and foundation; and (3) all plumbing, electrical, heating, and air conditioning systems. However, if the need for such repairs or maintenance results from any wrongful or negligent act or omission of Tenant, Tenant shall pay the entire cost of any such repair or maintenance including a reasonable charge to cover Landlord’s supervisory overhead. Landlord shall not be obligated to repair any damage or defect until receipt of written notice from Tenant of the need of such repair and Landlord shall have a reasonable time after receipt of such notice in which to make such repairs. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Premises or in the building of which the Premises are a part or of defects therein or in any fixtures or equipment provided by Landlord. Costs of Landlord-provided maintenance for Item 2 herein shall be included as Operating Expenses.

SECTION 10.02 TENANT’S OBLIGATION FOR MAINTENANCE.

(a) Tenant shall provide its own janitorial service and keep and maintain the Premises including the interior wall surfaces and windows, floors, floor coverings and ceilings in a clean, sanitary and safe condition in accordance with the laws of the State and in accordance with all directions, rules and regulations of the health officer, fire marshall, building inspector, or other proper officials of the governmental agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall comply with all requirements of law, ordinance and otherwise, affecting said Premises.

(b) Tenant shall pay, when due, all claims for labor or material furnished, for work under Sections 9.01, 9.02 and 10.02 hereof, to or for Tenant at or for use in the Premises, and shall bond such work if reasonably required by Landlord to prevent assertion of claims against Landlord.

(c) Tenant agrees to be responsible for all furnishings, fixtures and equipment located upon the Premises from time to time and shall replace carpeting within the Premises if same shall be damaged by tearing, burning, or stains resulting from spilling anything on said carpet, reasonable wear and tear excepted. Tenant further agrees to use chairmats or floor protectors wherever it uses chairs with wheels or casters on carpeted areas.

SECTION 10.03 SURRENDER AND RIGHTS UPON TERMINATION.

(a) This Lease and the tenancy hereby created shall cease and terminate at the end of the Rental Term hereof, or any extension or renewal thereof, without the necessity of any notice form either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate the Premises and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting summary recovery of possession of Premises from a Tenant holding over to the same extent as if statutory notice has been given.

(b) Upon termination of this Lease at any time and for any reason whatsoever, Tenant shall surrender and deliver up the Premises to Landlord in the same condition as when the Premises were delivered to Tenant or as altered as provided in Section 9.01, ordinary wear and tear excepted. Upon request of Landlord, Tenant shall promptly remove all personal property from the Premises and repair any damage caused by such removal. Obligations under this Lease relating to events occurring or circumstances existing prior to the date of termination shall survive the expiration or other termination of the Rental Term of this Lease. Liabilities accruing after date of termination are defined in Sections 13.05, 19.01 and 19.02.

ARTICLE XI. INSURANCE AND INDEMNITY

SECTION 11.01 LIABILITY INSURANCE AND INDEMNITY. Tenant shall, during all terms hereof, keep in full force and effect a policy of public bodily injury and property damage liability insurance with respect to the Premises, with a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence. The policy shall name Landlord, Property Manager (i.e., Woodbury Corporation) and any other persons, firms or corporations designated by Landlord and Tenant as additional insureds, and shall contain a clause that the insurer will not cancel or reduce the insurance without first giving the Landlord ten (10) days prior written notice. Such insurance shall include an endorsement permitting Landlord and Property Manager to recover damage suffered due to act or omission of Tenant, notwithstanding being named as an additional “Insured party” in such policies. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. All insurance required hereunder shall be written by reputable, responsible companies licensed in the State of Utah. Upon request, a copy of the paid-up policy evidencing such insurance or a certificate of insurer certifying to the issuance of such policy shall be delivered to Landlord. If Tenant fails to provide such insurance, Landlord may do so and charge same to Tenant.

Tenant will indemnify, defend and hold Landlord harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises or from the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, sublessees, concessionaires or business invitees unless caused by the negligence of Landlord and to the extent not covered by its casualty or liability insurance. In case Landlord shall, without fault of its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney fees incurred or paid by either in defending itself or enforcing the covenants and agreements of this Lease.

SECTION 11.02 FIRE AND CASUALTY INSURANCE.

(a) Landlord shall secure, pay for, and at all times during the terms hereof maintain “All Risk” casually, insurance providing coverage upon the building improvements in an amount equal to the full insurable replacement value thereof (as determined by Landlord). Said insurance shall include twelve (12) months rental income coverage as well as such additional endorsements as may be required by Landlord’s Lender or Landlord. All insurance required hereunder shall be written by reputable, responsible companies licensed in the State of Utah. Tenant shall have the right, at its request at any reasonable time, to be furnished with copies of the insurance policies then in force pursuant to this Section, together with evidence that the premiums therefor have been paid.

(b) Tenant agrees to maintain at its own expense such fire and casualty insurance coverage as Tenant may desire or require in respect to Tenant’s personal property, equipment, furniture, fixtures or inventory and Landlord shall have no obligation in respect to such insurance or losses. All property kept or stored on the Premises by Tenant or with Tenant’s permission shall be so done at Tenant’s sole risk and Tenant shall indemnify Landlord against and hold it harmless from any claims arising out of loss or damage to same.

(c) Tenant will not permit said Premises to be used for any purpose which would render the insurance thereon void or cause cancellation thereof or increase the insurance risk or increase the insurance premiums in effect just prior to the commencement of this Lease. Landlord acknowledges that the Premises are suitable for the Permitted Use. If Tenant installs any electrical or other equipment which overloads the lines in the Premises, Tenant shall at its own expense make whatever reasonable changes are necessary to comply with the requirements of Landlord’s insurance.

(d) Tenant shall be responsible for all glass breakage from any cause whatsoever and agrees to immediately replace all glass broken or damaged during the terms hereof with glass of the same quality as that broken or damaged. Landlord may replace, at Tenant’s expense, any broken or damaged glass if not replaced by Tenant within five (5) days after such damage.

SECTION 11.03 WAIVER OF SUBROGATION. Each party hereto does hereby release and discharge the other party hereto and any officer, agent, employee or representative of such party, of and from any liability whatsoever hereafter arising from loss, damage or injury caused by fire or other casualty for which insurance (permitting waiver of liability and containing a waiver of subrogation) is carried by the injured party at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance.

ARTICLE XII UTILITY CHARGES

SECTION 12.01 OBLIGATION OF LANDLORD. Unless otherwise agreed in writing by the parties, during the term of this Lease the Landlord shall cause to be furnished to the Premises during “standard operating hours” which shall be 7:00 a.m. to 7:00 p.m. on Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday, excluding holidays, the following utilities and services, the cost and expense of which shall be included in Operating Expenses:

(a) Intentionally omitted.

(b) Telephone, gas, water and sewer, and electric connections only, but not including telephone stations and equipment (it being expressly understood and agreed that Tenant shall be responsible for the ordering and installation of telephone lines and equipment which pertain to the Premises) and Tenant shall contract for and directly pay for all of the aforementioned utility services.

(c) Intentionally omitted.

(d) Snow removal and parking lot sweeping services.

(e) Elevator service.

(f) Building systems maintenance services.

SECTION 12.02 OBLIGATIONS OF TENANT. Tenant shall arrange for and shall pay the entire cost and expense of all telephone stations, equipment and use charges, electric utility charges, gas utility charges, heat and air conditioner charges, electric light bulbs (but not fluorescent bulbs used in fixtures originally installed in the Premises) and all other materials and services not expressly required to be provided and paid for pursuant to the provisions of Section 12.01 above. Tenant covenants to use good faith efforts to reasonably conserve utilities by turning off lights and equipment when not in use and taking such other reasonable actions in accordance with sound standards for energy conservation. Additional limitations of Tenant are as follows:

(a) Tenant will not, without the written consent of Landlord, which consent shall not be unreasonably withheld, use any apparatus or device on the Premises using current in excess of 208 volts which will in any way or to any extent increase the amount of electricity or water usually furnished or supplied for use on the Premises for the use designated in Section 7.01 above, nor connect with electrical current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device, for the purposes of using electric current or water.

(b) If and where heat generating machines devices are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install additional or supplementary air conditioning units for the Premises, and the entire cost of installing, operating, maintaining and repairing the same shall be paid by Tenant to Landlord promptly after demand by Landlord.

To the extent that Tenant operates hours in excess of the stated standard business hours, Tenant may cause Landlord to provide services set forth in Section 12.01 (a), (b), (c) and (e) above; however, Tenant shall pay extra hourly utility charges as set forth in Section 1.01(S) and Section 12.03 herein.

SECTION 12.03. EXTRA HOURS CHARGES. Not Applicable.

SECTION 12.04. LIMITATIONS ON LANDLORDS LIABILITY. Landlord shall not be liable for and Tenant shall not be entitled to terminate this Lease or to effectuate any abatement or reduction of rent by reason of Landlord’s failure to provide or furnish any of the foregoing utilities or services if such failure was reasonably beyond the control of Landlord, however, Landlord shall use best efforts to resume such services in a timely manner. In no event shall Landlord be liable for loss or injury to persons or property, however, arising or occurring in connection with or attributable to any failure to furnish such utilities or services even if within the control of Landlord.

ARTICLE XIII. OFF-SET STATEMENT, ATTORNMENT AND SUBORDINATION

SECTION 13.01 OFF-SET STATEMENT. Tenant agrees within ten (10) days after request therefor by Landlord to execute in recordable form and deliver to Landlord a statement in writing, certifying

(a) that this Lease is in full force and effect,

(b) the date of commencement of the Rental Term of this Lease,

(c) that rent is paid currently without any off-set or defense thereto,

(d) the amount of rent, if any paid in advance, and

(e) that there are no uncured defaults by Landlord or stating those claimed by Tenant.

SECTION 13.02 ATTORNMENT. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

SECTION 13.03 SUBORDINATION. Tenant agrees that this Lease shall, at the request of Landlord, be subordinate to any first mortgages or deeds of trust that may hereafter be placed upon said Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided the mortgagees or trustees named in said mortgages or deeds of trust shall agree to recognize the Lease of Tenant in the event of foreclosure, if Tenant is not in default.

SECTION 13.04 MORTGAGEE SUBORDINATION. Tenant hereby agrees that this Lease shall, if at any time requested by Landlord or any lender in respect to Landlord’s financing of the building or project in which the Premises are located or any portion hereof, be made superior to any mortgage or deed of trust that may have preceded such Lease.

SECTION 13.05 REMEDIES. Intentionally omitted.

ARTICLE XIV. ASSIGNMENT

SECTION 14.01 ASSIGNMENT. Tenant shall not assign this Lease or sublet the Premises, or any part thereof, without first obtaining the written consent of the Landlord, which consent shall not be unreasonably withheld. The consent of Landlord shall not relieve Tenant or Guarantors of this Lease from continuing liability for all obligations under this Lease. Any Assignment by operation of law or if the Tenant be a corporation, unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of 50% shall be deemed an “Assignment” within the meaning of this Section. Notwithstanding anything contained herein to the contrary, Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate with the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in default of the Lease; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; (c) the Permitted Use does not allow the Premises to be sued for retail purposes; and (d) Tenant shall give Landlord written notice at least 15 days prior to the effective date of the Permitted transfer unless Tenant is prohibited from doing so by applicable law (e.g., SEC regulations), in which event Tenant shall give Landlord notice of such Permitted

Transfer promptly after Tenant is no longer so prohibited by such applicable law. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement in the case of any transfer other than a sublease.

ARTICLE XV. WASTE OR NUISANCE

SECTION 15.01 WASTE OR NUISANCE. Tenant shall not commit or suffer to be committed any waste upon the Premises, or any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant in the building in which the Premises may be located, or elsewhere within the Building.

ARTICLE XVI. NOTICES

SECTION 16.01 NOTICES. Except as provided in Section 19.01, any notice required or permitted hereunder to be given or transmitted between the parties shall be either 1) personally delivered, or 2) mailed postage prepaid by registered mall, return receipt requested, or mailed by express carrier addressed if to Tenant at the address set forth in Section 1.01 (E), and if to Landlord at the address set forth in Section 1.01 (C). Either party may, by notice to the other given as prescribed in this Section 16.01, change its above address for any future notices which are mailed under this Lease.

ARTICLE XVII. DESTRUCTION OF THE PREMISES

SECTION 17.01 DESTRUCTION.

(a) If the Premises are partially or totally destroyed by fire or other casualty insurable under standard fire insurance policies with extended coverage endorsement so as to become partially or totally untenantable, the same shall be repaired or rebuilt as speedily as practical under the circumstances at the expense of the Landlord but in no event later than one hundred and eighty (180) days from the date of settlement of the insurance claim for such casualty, unless Landlord elects not to repair or rebuild as provided in Subsection (b) of this Section 17.01. During the period required for restoration, a just and proportionate part of Base Rent, additional rent and other charges payable by Tenant hereunder shall be abated until the Premises are repaired or rebuilt.

(b) If the Premises are (I) rendered totally untenantable by reason of an occurrence described in Subsection (a), or (II) damaged or destroyed as a result of a risk which is not insured under Landlord’s fire insurance policies, or (III) at least twenty percent (20%) damaged or destroyed during the last year of the Rental Term, or (IV) if the Building is damaged in whole or in part (whether or not the Premises are damaged), to such an extent that Tenant cannot practically use the Premises for its intended purpose, then and in any such events Landlord may at its option terminate this Lease Agreement by notice in writing to the Tenant within sixty (60) days after the date of such occurrence. Unless Landlord gives such notice, this Lease Agreement will remain in full force and effect and Landlord shall repair such damage at its expense as expeditiously as possible under the circumstances.

(c) If Landlord should elect or be obligated pursuant to Subsection (a) above to repair or rebuild because of any damage or destruction, Landlord’s obligation shall be limited to the original Building any other work or improvements which may have been originally performed or installed at Landlord’s expense. If the cost of performing Landlord’s obligation exceeds the actual proceeds of insurance paid or payable to Landlord on account of such casualty, Landlord may terminate this Lease Agreement unless Tenant, within fifteen (15) days after demand therefor, deposits with Landlord a sum of money sufficient to pay the difference between the cost of repair and the proceeds of the insurance available for such purpose. Tenant shall replace all work and improvements not originally installed or performed by Landlord at its expense.

(d) Except as stated in this Article XVII, Landlord shall not be liable for any loss or damage sustained by Tenant by reason of casualties mentioned hereinabove or any other accidental casualty.

ARTICLE XVIII. CONDEMNATION

SECTION 18.01 CONDEMNATION. As used in this Section the term “Condemnation Proceeding” means any action or proceeding in which any interest in the Premises or Building is taken for any public or quasi-public purpose by any lawful authority through exercise of the power of eminent domain or right of condemnation or by purchase or otherwise in lieu thereof. If the whole of the Premises is taken through Condemnation Proceedings, this Lease shall automatically terminate as of the date possession is taken by he condemning authority. If in excess of twenty-five (25%) percent of the Premises is taken, either party hereto shall have the option to terminate this Lease by giving the other written notice of such election at any time within thirty (30) days after the date of taking. If less than twenty-five (25%) percent of the space is taken and Landlord determines, in Landlord’s sole discretion, that a reasonable amount of reconstruction thereof will not result in the Premises or the Building becoming a practical improvement reasonably suitable for use for the purpose for which it is designed, then Landlord may elect to terminate this Lease Agreement by giving thirty (30) days written notice as provided hereinabove. In all other cases, or if neither party exercises its option to terminate, this Lease shall remain in effect and the rent payable hereunder from and after the date of taking shall be proportionately reduced in proportion to the ratio of: (1) the area contained in the Premises which is capable of occupancy after the taking; to (II) the total area contained in the Premises which was capable of occupancy prior to the taking. In the event of any termination or rental reduction provided for in this Section, there shall be a proration of the rent payable under this Lease and Landlord shall refund any excess theretofore paid by Tenant. Whether or not this Lease is terminated as a consequence of Condemnation Proceedings, all damages or compensation awarded for a partial or total taking, including any sums compensating Tenant for diminution in the value of or deprivation of its leasehold estate, shall be the sole and exclusive property of Landlord, except that Tenant will be entitled to any awards intended to compensate Tenant for expenses of locating and moving Tenant’s operations to a new space.

ARTICLE XIX. DEFAULT OF TENANT

SECTION 19.01 DEFAULT - RIGHT TO RE-ENTER. In the event of any failure of Tenant to pay any rental due hereunder within ten (10) days after written notice that the same is past due shall have been mailed to Tenant, or any failure by Tenant to perform any other of the terms, conditions or covenants required of Tenant by this Lease within thirty (30) days after written notice of such default shall have been mailed to Tenant, provided, however, if Tenant’s failure to comply cannot be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed ninety (90) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within thirty (30) days and diligently pursues the cure to completion, or if Tenant shall abandon said Premises, or permit this Lease to be taken under any writ of execution, then Landlord, besides other rights or remedies it may have, shall have the right to declare this Lease terminated and shall have the immediate right of re-entry and may remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, without evidence of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. Tenant hereby waives all compensation for the forfeiture of the term or its loss of possession of the Premises in the event of the forfeiture of this Lease as provided for above. Any notice that Landlord may desire or is required to give Tenant with reference to the foregoing provision may, in lieu of mailing, at the option of Landlord, be conspicuously posted for ten (10) consecutive days at the main entrance to or in front of the Premises, and such notice shall constitute a good, sufficient, and lawful notice for the purpose of declaring a forfeiture of this Lease and for terminating all of the rights of the Tenant hereunder.

SECTION 19.02 DEFAULT - RIGHT TO RE-LET. Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises, and may relet said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied first to the payment of any costs and expenses of such reletting, including brokerage fees and attorney’s fees and costs of such alterations and repairs; second, to the payment of rent or other unpaid obligations due hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rental received from such reletting during any month be less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of said Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court or competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time elect to terminate this Lease for such previous default. Should Landlord at any time terminate this Lease for any default, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such default, including the cost of recovering the Premises, reasonable attorney’s fees, and including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable.

SECTION 19.03 LEGAL EXPENSES. In case of default by either party in the performance and obligations under this Lease, the defaulting party shall pay all costs incurred in enforcing this Lease, or any right arising out of such default, whether by suit or otherwise, including a reasonable attorney’s fee.

ARTICLE XX. BANKRUPTCY, INSOLVENCY OR RECEIVERSHIP

SECTION 20.01 ACT OF INSOLVENCY, GUARDIANSHIP, ETC. The following shall constitute a default of this Lease by the Tenant for which Landlord, at Landlord’s option, may immediately terminate this Lease.

(a) The appointment of a receiver to take possession of all or substantially all of the assets of the Tenant.

(b) A general assignment by the Tenant of his assets for the benefit of creditors.

(c) Any action taken or suffered by or against the Tenant under any federal or state insolvency or bankruptcy act and same is not dismissed within sixty (60) days.

(d) The appointment of a guardian, conservator, trustee, or other similar officer to take charge of all or any substantial part of the Tenant’s property and such receivership is not dismissed within sixty (60) days after the filing.

Neither this Lease, nor any interest therein nor any estate thereby created shall pass to any trustee, guardian, receiver or assignee for the benefit of creditors or otherwise by operation of law.

ARTICLE XXI. LANDLORD ACCESS

SECTION 21.01 LANDLORD ACCESS. Landlord or Landlord’s agent shall have the right to enter the Premises at all reasonable times to examine the same, or to show them to prospective purchasers or lessees of the Building, or to make all repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and rent shall not abate while said repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. During the ninety days prior to the expiration of the Rental Term of this Lease or any renewal term, Landlord may exhibit the Premises to prospective tenants and place upon the Premises the usual notices “To Let” or “For Rent” which notices Tenant shall permit to remain thereon with molestation.

ARTICLE XXII. LANDLORD’S LIEN

SECTION 22.01 LANDLORD’S LIEN. Tenant hereby grants to Landlord a lien upon the improvements, trade fixtures and furnishings of Tenant to secure full and faithful performance of all of the terms of this Lease.

ARTICLE XXIII. HOLDING OVER

SECTION 23.01 HOLDING OVER. Any holding over after the expiration of the Rental Term hereof shall be construed to be a tenancy at sufferance and all provisions of this Lease Agreement shall be and remain in effect except that the monthly rental shall be double the amount of rent (including any adjustments as provided herein) payable for the last full calendar month of the Rental Term including renewals or extensions.

SECTION 23.02 SUCCESSORS. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties; and if there shall be more than one tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing or as otherwise provided herein.

ARTICLE XXIV. RULES AND REGULATIONS

SECTION 24.01 RULES AND REGULATIONS. Tenant shall comply with all reasonable rules and regulations which are now or which may be hereafter prescribed by the Landlord and posted in or about said Premises or otherwise brought to the notice of the Tenant, both with regard to the project as a whole and to the Premises including common facilities.

ARTICLE XXV. QUIET ENJOYMENT

SECTION 25.01 QUIET ENJOYMENT. Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under the Landlord, subject, nevertheless, to the terms and conditions of this Lease and actions resulting from future eminent domain proceedings and casualty losses.

ARTICLE XXVI. SECURITY DEPOSIT

SECTION 26.01 SECURITY DEPOSIT. The Landlord herewith acknowledges receipt of the amount set forth in Section 1.01 (U) which it is to retain as security for the faithful performance of all the covenants, conditions and agreements of this Lease, but in no event shall the Landlord be obliged to apply the same upon rents or other charges in arrears or upon damages for the Tenant’s failure to perform the said covenants, conditions and agreements; the Landlord may so apply the Security Deposit, at its option; and the Landlord’s right to the possession of the Leased Premises for non-payment of rents or for other reasons shall not in any event be affected by reason of the fact that the Landlord holds this Security Deposit. The said sum, if not applied toward the payment of rents in arrears or toward the payment of damages suffered by the Landlord by reason of the Tenant’s breach of the covenants, conditions and agreements of this Lease, is to be returned to Tenant without interest when this Lease is terminated, according to these terms, and in no event is the said Security Deposit to be returned until Tenant has vacated the Leased Premises and delivered possession to the Landlord.

In the event that the Landlord repossesses Leased Premises because of the Tenant’s default or because of the Tenant’s failure to carry out the covenants, conditions and agreements of this Lease, Landlord may apply the said Security Deposit toward damages as may be suffered or shall accrue thereafter by reason of the Tenant’s default or breach. In the event of bankruptcy or other debtor-creditor proceedings against Tenant as specified in Article XX, the Security Deposit shall be deemed to be applied first to the payment of Rents and other charges due Landlord for the earliest possible periods prior to the filing of such proceedings. The Landlord shall not be obliged to keep the said Security Deposit as a separate fund, but may mix the same with its own funds.

ARTICLE XXVII. MISCELLANEOUS PROVISIONS

SECTION 27.01 WAIVER. No failure by either party hereto to enforce any covenant or provision of this Lease shall discharge or invalidate such covenant or provision or affect the right of such party to enforce the same in the event of any subsequent breach. One or more waivers of any covenant or condition by a party shall not be construed as a waiver of a subsequent breach of the same covenant or condition and the consent to or approval of any subsequent similar act by that party. No breach of a covenant or condition of this Lease shall be deemed to have been waived by a party, unless such waiver be in writing signed by that party.

SECTION 27.02 ENTIRE AGREEMENT. This Lease constitutes the entire Agreement and understanding between the parties hereto and supersedes all prior discussions, understandings and agreements. This Lease may not be altered or amended except by a subsequent written agreement executed by all parties.

SECTION 27.03 FORCE MAJEURE. Any failure to perform or delay in performance by either party of any obligation under this Lease, other than Tenant’s obligation to pay rent, shall be excused if such failure or delay is caused by any strike, lockout, governmental restriction or any similar cause beyond the control of the party so falling to perform, to the extent and for the period that such continues.

SECTION 27.04 LOSS AND DAMAGE. The Landlord shall not be responsible or liable to the Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying all or any part of the premises adjacent to or connected with the Premises or any part of the building of which the Premises are a part, or for any loss or damage resulting to the Tenant or his property from bursting, stoppage or leaking of water, gas sewer or steam pipes or for any damage or loss of property within the Premises from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of the Landlord.

SECTION 27.05 ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the amount owing hereunder shall be deemed to be other than on account of the earliest stipulated amount receivable from Tenant, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or receivable or pursue any other remedy available under this Lease or the law of the state where the Premises are located.

SECTION 27.06 NO OPTION. The submission of this Lease for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective as a lease only upon full execution and delivery thereof by Landlord and Tenant.

SECTION 27.07 ANTI-DISCRIMINATION. Tenant herein covenants by and for itself, its heirs, executors, administrators and assigns and all persons claiming under or through it, and this Lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons on account of race, sex, marital status, color, creed, national origin or ancestry, in the leasing, subleasing, assigning, use, occupancy, tenure or enjoyment of the Premises, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, or subtenants in the Premises.

SECTION 27.08 SEVERABILITY. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

SECTION 27.09 OTHER MISCELLANEOUS PROVISIONS. This instrument shall not be recorded without the prior written consent of Landlord; however, upon the request of either party hereto, the other party shall join in the execution of a memorandum or “short form” lease for recording purposes which memorandum shall describe the parties, the Premises, the Rental Term and shall incorporate this Lease by reference, and may include other special provisions. The captions which precede the Sections of this Lease are for convenience only and shall in no way affect the manner in which any provisions hereof is construed. In the event there is more than one Tenant hereunder, the liability of each shall be joint and several. This instrument shall be governed by and construed in accordance with the laws of the State wherein the Premises are located. Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural when the sense requires. Time is of the essence of this Lease and every term, covenant and condition herein contained.

SECTION 27.10 REPRESENTATION REGARDING AUTHORITY. The persons who have executed this Agreement represent and warrant that they are duly authorized to execute this Agreement in their individual or representative capacity as indicated.

SECTION 27.11 DISCLOSURE OF PARTIES. Landlord is a partnership, one or more partners of which is a licensed real estate broker or agent.

SECTION 27.12 TENANT CERTIFICATION. For purposes of compliance with Executive Order 13224 and related regulations, Landlord and Tenant hereby states, represents and warrants to each other that:

(a) Certification. Landlord and Tenant certify that:

(i) They are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii) They have not executed this Lease, directly or indirectly on behalf of, or instigating or facilitating this Lease, directly or indirectly on behalf of, any such person, group, entity, or nation.

(b) Indemnification. Tenant and Landlord hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

XXVIII. ADDITIONAL PROVISIONS

SECTION 28.01. OPTION TO RENEW. Provided Tenant is not, and has not been in default under any of the terms and conditions contained herein, Tenant shall have one (1) additional consecutive five (5) year option to renew. The option shall only be exercised by the Tenant delivering notice thereof to the Landlord not less than one hundred eighty (180) days prior to the expiration of the original term or first option term, as applicable. Minimum rent for the option periods shall be as follows:

Option Period	Monthly
Year 6	$60,759.48
Year 7	$62,582.27
Year 8	$64,459.74
Year 9	$66,393.53
Year 10	$68,385.33

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.

SIGNATURES:

LANDLORD:

PRACVEST, a Utah limited liability company

By:	/s/ W. Richards Woodbury
W. Richards Woodbury, Manager

By:	/s/ Orin R. Woodbury
Orin R. Woodbury, Manager

TENANT

CYBERSOURCE CORPORATION, a Delaware corporation
By:	/s/ Steven Pellizzer
Steven Pellizzer, Senior Vice President, Finance & Chief Financial Officer

LANDLORD ACKNOWLEDGMENT

STATE OF UTAH	)
	:	ss.
COUNTY OF SALT LAKE	)

On this 18th day of December, 2007 before me personally appeared W. RICHARDS WOODBURY and ORIN R. WOODBURY to me personally known who, being by me duly sworn, did each for himself say that he is Attorney-In-Fact for that certain partnership known as PRACVEST, and that the within instrument was executed by them, for and on/behalf of said partnership.

/s/ Delanie Kay Tucker Notary Public

TENANT ACKNOWLEDGMENT

(Corporate)

STATE OF CALIFORNIA			)
	:	ss
COUNTY OF SANTA CLARA	)

On this 14th day of December, 2007, before me personally appeared STEVEN PELLIZER. known to me to be the CHIEF FINANCIAL OFFICER of CYBERSOURCE CORPORATION, the corporation that executed the within instrument, known to me to be the person who executed the within instrument on behalf of the corporate therein named, and acknowledged to me that such corporation executed the within instrument pursuant to its bylaws or a resolution of its board of directors.

/s/ Gam N. Chan Notary Public

EXHIBIT “A”

SITE PLAN

S89°50'30"E 258.828'
S89°50'30"E 258.828'
PARKING SPACES SHOWN SHADED ARE AVAILABLE
CYBERSOURCE
EXPANSION PARKING AREA
IF NEEDED
S0°9'30"W 401.25'
S0°9'30"W 401.25'
PARKING SPACES SHOWN SHADED ARE AVAILABLE
N 89°50'30" W 258.828'
N 89°50'30" W 258.828'
NORTH

EXHIBIT "A" SITE PLAN

PLEASE INITIAL

FIRST FLOOR LEASE PLAN
ELEC. ROOM
BREAK
COPY
OFFICE
CONFERENCE
A
B
C
D
E
F
G
H
I
J
K
L
1
2
3
4

PLEASE INITIAL

L1

AUTHORIZE.NET
BUILDING #6-UTAH VALLEY BUSINESS PARK
AMERICAN FORK, UTAH

WOODBURY CORPORATION

EXHIBIT "A-1" Page 1 of 2

SECOND FLOOR LEASE PLAN
NORTH
ELEC. ROOM
A
B
C
D
E
F
G
H
I
J
K
L
4
3
2
1

L1

AUTHORIZE.NET
BUILDING #6-UTAH VALLEY BUSINESS PARK
AMERICAN FORK, UTAH

WOODBURY CORPORATION

PLEASE INITIAL

EXHIBIT "A-2" Page 2 of 2

EXHIBIT B

Lots 19 and 20 of Plat “G”, Utah Valley Business Park Subdivision as recorded in the office records of Utah County Recorder.

1

EXHIBIT “C”

LANDLORD’S WORK

Except for initial Tenant Improvements as set forth hereto, in Section 1.01(S) and shown on Exhibits “A-1”, Tenant accepts the Leased Premises in an “as is” condition. Unless otherwise stated, all references to Exhibit “C” and/or Landlord’s Work contained in this lease shall be deemed to mean the condition of the Leased Premises on the date this Lease was executed.

In addition to the Tenant Improvement set forth in Section 1.01(S) and shown on Exhibits “A-1”, the following are considered Tenant Improvements to be completed by Landlord prior to the Term Commencement Date:

FLOOR ONE:

1.	Remove all existing walls in preparation for new floor plan.

2.	Remove all existing carpet, tile in existing break area, rubber flooring and mirrors from previous tenant to accommodate new floor plan.

3.	Provide and install new office walls, doors and sidelights, and door hardware around perimeter to accommodate attached floor plan.

4.	Repaint entire floor one field color to be selected by tenant. Painting includes doors and trim.

5.	Provide and install new tenant improvement grade direct glue carpet, minimum 26 oz. Level loop, to entire first floor except in the following areas where carpet is to remain: Reception, large conference room, toilet rooms and executive office space as shown on floor plan, break room, storage and janitorial rooms.

6.	Modify and relocate existing light fixtures and HVAC duct locations in existing suspended ceiling as needed to accommodate new floor plan.

7.	Provide additional recessed 6” light fixtures in central men’s and women’s restroom. Remove existing low voltage light fixtures.

8.	Provide and install 2 x 4 building standard light fixtures to meet minimum required by code including any ballasts and emergency lighting.
9.	Replace missing or damaged window blinds around perimeter of building.

10.	Change out the etched window on the NW side of the first floor.

11.	Frost the glass doors right off the reception area.

12.	Replace missing baseboards throughout the office.

13.	Both sets of doors on the West side are in disrepair (missing handles, lock-pin does not work, etc.). These need to be fixed before occupancy.

14.	Add electrical access panels to the floors of rooms designated to be conference rooms (round tube designed by Tenant).

15.	Take down wallpaper in front board room (right off the reception area) and re-paint.

16.	Remove former Tenant’s tile signage from behind reception desk in lobby in a manner reasonably acceptable to Tenant.

17.	Repair cabinet doors behind receptionist desk.

18.	Remove any cubicles that Tenant requests be removed.

Floor Two:

1.	Remove existing walls in preparation for new floor plan.

2.	Patch and point up existing walls where touch up is needed and paint any accent walls to match existing field color. Painting includes doors and trim.

3.	Remove existing carpet only in areas affected by demolition, and at stairways.

4.	Provide new carpet to match or accent existing flooring where walls were demolished to provide a uniform appearance. Provide new carpet at stairways.

5.	Provide and install new office walls, doors and sidelights, and door hardware around perimeter to accommodate attached floor plan.

6.	Modify and relocate existing light fixtures and HVAC duct locations in existing suspended ceiling as needed to accommodate new floor plan.

7.	Provide and install 2 x 4 building standard light fixtures to meet minimum required by code including any ballasts and emergency lighting.

8.	Replace missing or damaged window blinds around perimeter of building.

9.	Extend the walls of the second floor server room to the ceiling:

10.	Repair and secure any and all doors that do not properly lock.

11.	Remove any cubicles that Tenant requests be removed.

It shall be the responsibility of Tenant to coordinate removal of existing systems furnishing prior to carpet tear out that are to be reused after remodel.

EXHIBIT “C-1”

LANDLORD’S CONTRIBUTION TO TENANT WORK

Tenant shall provide Landlord, prior to the commencement of construction, a complete and detailed set of plans and specifications drawn by a qualified person setting forth and describing Tenant’s construction plans for installation of Tenant’s computer network cabling within the Leased Premises (“Tenant’s Work”). Tenant shall provide Landlord with lien waivers from each of the contractors, subcontractors, and suppliers which have provided materials, labor, and/or services during the construction of Tenant’s Work.

Tenant shall provide Landlord with a narrative summary detailing the status of Tenant’s progress with respect to the completion of Tenant’s Work. Such summary shall include detail respecting the name of each contractor or subcontractor which has worked on the improvements, a description of progress made by such contractor or subcontractor, as well as the detail respecting any payments made to said contractors or subcontractors, together with copies of all lien waivers (full or partial) which have been obtained from said contractor or subcontractors in exchange for such payment. Additionally, the report shall contain itemized detail of all materials delivered to and/or installed in the Premises, together with information regarding payments made to the suppliers of such materials, as well as copies of all lien waivers obtained from said suppliers in exchange for such payments. Landlord shall have the right to require from Tenant any additional information it deems necessary respecting the status of said construction that Landlord may deem necessary in its commercially reasonable discretion.

EXHIBIT “D”

TENANT’S WORK

A.	GENERAL REQUIREMENTS

It is contemplated that little, if any, work shall be done by Tenant at Tenant’s sole cost and expense and, where applicable, in accordance with the Design Criteria set forth herein. Tenant’s work shall be done in accordance with the requirements set forth in this Exhibit “D” and shall include all of the items set forth in B of this Exhibit “D”. Any work performed by Tenant which is not set forth herein may be undertaken at Tenant’s sole expense subject to Landlord’s approval.

1.	The design, type of construction and type of material and each of Tenant’s proposed contractors must be approved by Landlord or Landlord’s Architect prior to commencement of Tenant’s Work.

2.	Construction shall comply with applicable statutes, ordinances, regulations, laws and codes, including without limiting the foregoing, Building Code, Utah Fire Rating Bureau Standards, the National Electric Code, American Gas Association, American Society of Heating, Refrigerating and Air Conditioning Engineers, and applicable City, County and State Building, Plumbing, Fire, Health, Pollution, Electrical, Safety and other codes.

3.	All required permits for Tenant’s Work shall be obtained and paid for by Tenant and/or Tenant’s Contractor. Any work performed by Tenant shall be undertaken at Tenant’s sole expense and subject to Landlord’s approval.

4.	Quality of workmanship and materials shall be first class, acceptable to Landlord’s Architect and in keeping with the project.

5.	On completion, all facilities shall be in full use without defects.

6.	No approval by Landlord shall be deemed valid unless same shall be in writing signed by Landlord or Landlord’s Architect.

7.	Performance and/or labor and material bonds shall be obtained from contractors when required by Landlord.

8.	Contractors shall be required to show evidence of possessing good labor relations, compatible with other labor on the Center, and Tenant and its contractors shall avoid labor practices or disputes which will interfere with other work on the Center.

9.	Contractors shall be required to work in harmony with other contractors on the project. Tenant’s Contractors shall coordinate their work with the general project work.

10.	Landlord shall have the right to order any Tenant or Tenant’s Contractor, who willfully violates the above requirements, to cease work, and to remove himself, his work, his equipment, and his employees from the Landlord’s property.

11.	Tenant’s Contractor shall carry such types of insurance in such amounts as shall be designated by Landlord and all policies shall name the Landlord as an additional insured. Evidence of insurance shall be submitted to the Landlord prior to commencement of Tenant work.

12.	Tenant shall sign up for all utilities with the appropriate utility company and shall be responsible for all utility bills from the commencement of the preliminary term of this Lease.

13.	Landlord shall have the right to perform by its own contractor or subcontractors, on behalf of and for the account of the Tenant, any of Tenant’s work which Landlord determines should be so performed. Generally, such work shall be that which affects structural components, or the general utility systems for the Development which are affected by the leased space. If Landlord so determines, Landlord shall notify Tenant prior to commencement of said work and Tenant shall reimburse Landlord for all costs of planning and performing such work.

14.	Exterior Signs: All signs by Tenant subject to prior approval of Landlord and must be consistent with Exhibit “E”.

15.	Building Construction: Such partitions, structures, counters, shelves, etc. shall comply with code and be subject to prior written approval of Landlord.

16.	Building Materials: Tenant will not use any building materials, products, adhesives, or equipment containing asbestos, PCB’s, or other similar, harmful, or toxic substances which are controlled by the EPA, Federal, State, County, City, or other municipal agencies. If Landlord discovers any such materials after the installation of any Tenant improvements, Tenant shall immediately, upon notice, remove, dispose of, and replace the materials in accordance with all governing municipal requirements. This obligation for the removal of harmful building materials installed by the Tenant shall survive the expiration of this Lease.

B.	TENANT’S WORK WITHIN TENANT’S LEASED PREMISES

1.	Tenant shall provide complete design drawings, working drawings and specifications setting forth in detail Tenant’s construction requirements for its leased premises. All such drawings and specifications must be approved by Landlord, in writing, prior to commencement of any Tenant construction.

a.	Tenant shall submit to Landlord three copies of all drawings and specifications together with a CD or e-mail version in AutoCad format of the floor plan and reflected ceiling plan. Documents may be e-mailed to I woodbury@woodburycorp.com. Tenant’s complete drawings may be submitted electronically at tenant’s option, at which case, the three hard copies are not necessary.

b.	As soon as possible, after the receipt of Tenant’s drawings and specifications, Landlord shall return to Tenant one set of drawings with his modifications and/or approval. Unless Tenant takes exception to Landlord’s Modifications, in writing, within seven (7) days from date of receipt thereof, it will be deemed that all suggested modification to store drawings and specifications made by Landlord are acceptable to and approved by Tenant.

c.	If drawings are returned to Tenant with comments, but not bearing approval of Landlord, said drawings shall be immediately revised by Tenant and resubmitted to Landlord within seven (7) days of their receipt by Tenant.

d.	No changes, modifications, or alterations in approved drawings shall be made without the written consent of the Landlord.

e.	Tenant finishes shall possess a pleasing and attractive appearance, complying with the overall character of the development.

2.

Tenant shall provide any modifications to storefront and any show windows, including floors, backs and ceilings, where applicable. Any glass in storefront shall be  1/4 inch clear glass. Glass shall be tempered where required by Code.

3.	Storefront Windows

a.	Tenant shall construct all platforms, walls, lighting, finishes, and other construction related to storefront displays and display windows. Prior approval of seasonal displays is not necessary, but Landlord reserves the right to request that Tenant remove any such seasonal displays that Landlord deems unprofessional, offensive, or otherwise not in character with the quality of other displays within the project or the overall image of the shopping center in general. In the event that Landlord objects, written notice will be given to Tenant and Tenant agrees to remove the display within no more than 7 days after written notice. Failure to remove objectionable displays will result in a penalty to Tenant of $50.00 per day for each and every calendar day that display remains in place after receipt Landlord’s written objection.

4.	Window Treatments at Solid Walls: Where window walls exist and Tenant desires to install partitions, fixtures, equipment, or other solid materials on the inside of the store across such windows, the glass and cavity areas shall be constructed or modified utilizing one of the following methods. The method used for obscuring the wall behind and all graphics and signage are subject to the prior approval of Landlord’s Architect. The treatment must be shown on Tenant’s plans and the graphics specifically approved in the same manner as signage. The methods are listed in the order of preference:

a.	Install partition and fixture on inside of store set away from the window approximately 1-ft or as required to allow access. Install a finish material on which seasonal displays of merchandise, permanent signage, and/or other graphics may be placed. Provide illumination for such displays or graphics.

b.	Install on the inside face of the glass a permanent backlit translucent vinyl graphic that obscures the wall construction or fixtures behind. Such graphic should depict a product or products, or create a visual image appropriate to the character of the store.

c.	Install on the inside face of the glass a permanent non-illuminated graphic that obscures the wall construction or fixtures behind. Such graphic should depict a product or products, or create a visual image appropriate to the character of the store.

d.	Replace the existing glazing with a black heat-treated spandrel glass.

e.	Provide black opaque vinyl film on the inside of the glass to completely obscure the view beyond. If vinyl film is provided, Tenant shall appropriately insulate, air-condition, and vent the area behind to prevent heat build-up. In the event of any glass breakage due to heat build-up or bubbling or cracking of the vinyl film, Tenant shall be responsible for the prompt replacement of glass and film materials.

5.	Open Ceiling Systems

a.	Wherever Tenant desires to eliminate suspended acoustical ceilings, the walls, roof decks, structural members, ductwork, and all conduit and piping shall be painted. Pipe, conduit and ductwork shall be run perpendicular or parallel to storefronts with clean and neat bends. No low voltage wiring or other exposed wire runs will be permitted. Exposed ductwork and drops shall be rigid metal, round spiral and uninsulated.

6.	Tenant will provide floor finishes and coverings (beyond that currently existing).

7.	Structural and roof openings and holes.

a.	Any alterations and/or additions and reinforcements to Landlord’s structure made by Tenant and/or Tenant’s Contractor to accommodate Tenant’s Work shall be done at Tenant’s expense. Tenant and/or Tenant’s Contractor shall leave Landlord’s structure as strong or stronger than original design, and with finishes unimpaired. All structural roofing and flashing work MUST be performed by Landlord’s original contractor and in accordance with approved standard roofing details for the type of roof used at Tenant’s expense.

8.	Partitioning (beyond that currently existing)

a.	Tenant shall provide all interior partitioning and decorating thereof.

9.	Mechanical

a.	Tenant’s roof equipment, if any, may be located on the roof with prior approval of Landlord’s Architect as to location, appearance, screening and structural specification. Tenant may modify Landlord provided distribution system. Any such modifications shall be performed by Tenant at Tenant’s sole cost and expense.

b.	Plumbing

1.	Tenant shall do any and all plumbing work it may require per standards hereof, including but not limited to the following:

All drinking fountains and rough-in, additional hot water systems, including water heaters, rough-in, fixtures, drains, vents, etc., and final connections to Tenant’s specialty equipment, and janitorial and slop sinks.

c.	Heating, ventilating and air-conditioning

1.	Tenant shall do any and all heating, ventilating and air-conditioning work it may require, including but not limited to the following:

All control systems, exhaust and make-up air units, dehumidification or humidification equipment and any modifications to duct work and air distribution system.

2.	Landlord may require Tenant to furnish and install additional equipment if Tenant’s use of the leased premises requires such additional equipment in accordance with good design and engineering practices or if required to conform with any applicable codes, etc.

10.	Electrical

a.	Tenant shall do any and all electrical work it may require, including but not limited to the following:

1.	Distribution center requirements and branch wiring.

2.	All underfloor ducts for outlets and telephone.

3.	Telephone conduit and outlet, if any.

4.	Lighting distribution and fixture installation.

5.	Controls, wiring and equipment for show window sign and displays.

6.	Time clocks.

7.	Any and all electrical work for Tenant’s A.C. and other equipment beyond Landlord provided receptacles.

11.	Exterior Sign Criteria

a.	Tenant shall submit to Landlord for written approval, drawings and specifications in duplicate of proposed exterior signs. Such signs will also be subject to municipal approval to extent required. Location of sign will be subject to Landlord approval. Signs will comply with criteria attached hereto as Exhibit “E”.

12.	Tenant Certification to Landlord

a.	Upon substantial completion of construction, or as soon thereafter as costs can be determined, Tenant shall certify to Landlord in a reasonable form to be prescribed by Landlord, the following actual costs:

1.	Aggregate cost of Tenant’s construction work for “permanent improvements” attached to or becoming part of premises.

2.	Amount of aggregate “construction allowance” paid and/or payable by Landlord to Tenant as provided in Section 6.02 of this Lease.

3.	Aggregate cost paid by Tenant for trade fixtures, furnishings, and personal property located on premises.

4.	A statement that Tenant has paid for such items, or listing items not yet paid.

EXHIBIT “E”

SIGN CRITERIA

A.	MONUMENT SIGN

If such monument does not already exist, Tenant may also, at Tenant’s expense, install a monument sign near Utah Valley Drive at the location shown on Exhibit “A” attached hereto. The size shall be no larger than 6 feet high and 8 feet in width and shall be of a design mutually agreed between Landlord and Tenant.

B.	EXTERIOR BUILDING SIGNAGE

1.	Tenant may install signage, in a location approved by Landlord, on the exterior of the building subject to local laws and ordinances. All such signage shall be of the same type, letter style, construction, and design as described herein.

2.	Prior to proceeding with the fabrication and installation of any exterior signage, Tenant shall submit to Landlord a sign fabrication drawing showing the dimensions, construction details, method of attachment, location of lighting, and other pertinent information. All sign fabrication drawings must be approved by Landlord in writing.

3.	The wording of Tenant’s exterior signage shall be as set forth in Section 1.01(G) of the Lease. Use of corporate logos, shields, or crests will be permitted.

4.	Business identification signage will be required of all tenants. Such signage will be of a uniform type and size, located on the side masonry panel immediately adjacent to the Tenant entrance. Optional identification signage may be installed by Tenant at Tenant expense. Such signage shall be of a uniform type and size, located the masonry parapet fascia above the windows where specifically approved by Landlord.

5.	Exterior signs shall be used to identify the names of businesses only. Advertising, identification of products sold or services provided will generally be prohibited.

6.	All signs must be approved by Landlord prior to fabrication and installation. No approval shall be deemed valid unless given in writing.

7.	Tenant shall be responsible for the removal of all signs at the termination of any lease. Tenant shall repair any damage to building materials and shall completely remove any remnants of signage including, if necessary, cleaning the masonry surface to remove dirt or other surface stains. Tenant shall patch all holes using mortar matching that used on the other parts of the building. Tenant agrees to pay Landlord $500 penalty for failure to remove signage or properly repair and restore building surfaces to a condition satisfactory to Landlord.

C.	BUSINESS IDENTIFICATION SIGNAGE CRITERIA

1.	All signs shall be non-illuminated individual letter type. Letters shall be cut, 1" thick, plastic faces without edge trim, painted to match window frames.

2.	Maximum letter size shall be 6".

3.	Letter style shall be approved by Landlord, which approval shall not be unreasonably withheld. Where Tenant logo or trade mark utilizes a different letter style, such style may be used only when specifically approved by Landlord.

4.	Logos may be utilized using the same type materials and design. Size of logo may be increased to 12".

5.	Signs shall be located on the masonry panel between the entrance and window. Signs shall be centered horizontally on the panel and maintain a minimum of 1"-0" clear space each side. Signs shall also be centered vertically between the window sill and the head. In no case may signage extend above the window head.

6.	Tenant may install one set of signs at each entrance.

1

D.	OPTIONAL IDENTIFICATION SIGNAGE CRITERIA

1.	All signs shall be reversed channel, individual letter type signs constructed from sheet metal with 4" deep painted returns and faces matching the color used in the exterior aluminum framing system. No exposed fasteners shall be permitted. Signs may be illuminated or non- illuminated at Tenant’s option.

a.	If sign is illuminated, construction shall provide a halo effect wherein lighting is by way of white neon concealed within each letter with a clear back. Letter shall be set off from the face of the wall by 1".

b.	If sign is non-illuminated, construction shall be the same as for illuminated signs except that neon and clear plastic backer will not be installed.

2.	Maximum letter size shall be 36" high for letters.

3.	Letter style shall be as selected by Tenant.

4.	Logos may be utilized using illuminated faces, cabinets, and backgrounds without the halo effect. Size of logo may be increased to 48". Color, style, and design of face shall be at Tenant’s option. The returns shall be painted to match the other lettering.

5.	Tenant may install one sign on the face of each elevation upon which the Leased Premises fronts, but the number of building-mounted signs shall be limited to two.

E.	OTHER SIGNAGE

1.	No signage will be permitted in windows except the windows within entrance recesses adjacent to entrance door or on the entrance door. Lettering shall be of a uniform type, size, and style and as follows:

a.	Utilize maximum 1" high, white, cut-out vinyl letters or white painted letters on glass.

b.	May be used to indicate business hours, names of individual professionals, services and products offered, or other information approved by Landlord.

2.	Street or suite numbers identifying the official mailing address will be installed by Landlord. Such lettering will be 6" high and located and centered on the masonry band above each entrance recess.

3.	No other signage will be permitted on buildings.

4.	Interior signage of the type and style selected by Tenant may be provided by Tenant at Tenant’s option and expense.

F.	PARKING STALL IDENTIFICATION

1.	Reserved parking spaces may be designated. Reserved parking spaces shall be identified by painting “Reserved,” “Business Name Only,” or such other mutually approved designation.

2.	Other parking spaces may be designated for visitor or customer use only in a similar manner.

2

Exhibit “G”

lst Floor Conference Room
Table	9 comer workstations (CYBS may require removal per Exhibit C)
11 Chairs
Smart Board	Training Room & Breakroom
Credenza	2 vending machines
White Board	1 fridge
2 Chairs & End Table
Middle open office
1 Floor Locker rooms (Mens & Womens)	40 workstations
Lockers	20 corner workstations
3 wicker chairs
3 mirrors on wall
Executive Conference Room
1st Floor IT Rm	Smart board
5- shelf bookcase	White board

2nd floor freeway side	Reception area
98 workstations (CYBS may require removal per Exhibit C)	Reception desk

Landlord makes no warranty as to the actual condition of such equipment and/or personal property.